SEPTEMBER 8, 1998
                       SUPPLEMENT NO. 2 TO PROSPECTUS FOR
                     BOSTON CAPITAL TAX CREDIT FUND IV L.P.
                                     DATED
                                 AUGUST 1, 1998

                      (SUPPLEMENT EXPANDING THE OFFERING OF
                               BCTC IV SERIES 33)

     This Supplement is part of, and should be read in conjunction with, the Prospectus of the Fund. Capitalized terms used herein but not defined have the meanings ascribed to them in the Prospectus. This Supplement No. 2 should be read in conjunction with Supplement No. 1.


Expansion of BCTC IV Series 33
------------------------------

     The General Partner is authorized to increase the offering amount of any series of BACs up to the total amount of authorized but unissued BACs at any time prior to the final issuance of BACs with respect to such series. (See "The Offering -- Issuance of BACs in Series".) Based on the current assessment by the General Partner and the Dealer-Manager of the marketing results as to the sale of BACs in Series 33 and of the Fund's ability to identify and acquire, on behalf of Series 33, Interests in Operating Partnerships which will meet its investment criteria (see "Investment Objectives and Acquisition Policies"), the offering of BACs in Series 33 hereby is increased from 2,500,000 BACs ($25,000,000) to 3,100,000 BACs ($31,000,000). No additional Operating
Partnerships or Apartment Complexes have been identified, and thus not all the proceeds anticipated from the sale of the additional BACs have been identified for investment, but any such additional investments will meet the criteria set forth in the Prospectus under "Investment Objectives and Acquisition Policies" and "Investment in Operating Partnerships". To the extent additional Operating Partnership Interests are acquired, the Fund's ability to diversify the Series 33 portfolio (by expanding the number of Operating Partnerships invested in by the Fund) will be increased. (See "Risk Factors -- Risk of Limited Diversification".) See "Risk Factors -- Risk of Unspecified Investments" regarding the Fund's ability to acquire Operating Partnership Interests.